Filed Pursuant to Rule 424(b)(7)

Registration No. 333-282103

Final Prospectus

(to Prospectus dated September 13, 2024)

Paranovus Entertainment Technology Ltd.

60,000,000 Class A Ordinary Shares Offered by Selling Shareholders

This prospectus relates to registration of the resale by certain selling shareholders described herein (the “Selling Shareholders”) of up to an aggregate of 60,000,000 class A ordinary shares, par value $0.01 per share (the “Class A Ordinary Shares”) of Paranovus Entertainment Technology Ltd. (the “Company”). The Selling Shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their Class A Ordinary Shares on any stock exchange, market, or trading facility on which the Class A Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Unless the context otherwise requires, all references in this prospectus to “PAVS,” “Paranovus,” “we,” “us,” “our,” “the Company” or similar words refer to Paranovus Entertainment Technology Ltd., together with our subsidiaries. We are a holding company incorporated in Cayman Islands with no material operations of our own. Currently, our operation is conducted through our wholly owned subsidiary, 2Lab3, in the U.S. We are not a Chinese operating company. See “Prospectus Summary—Business Overview.”

We will not receive any of the proceeds from the sale or other disposition of the Class A Ordinary Shares by the Selling Shareholders, but we will bear all costs, fees, and expenses in connection with the registration of the Class A Ordinary Shares offered by the Selling Shareholders. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the Class A Ordinary Shares offered for resale through this prospectus. For information regarding the Selling Shareholders and the times and manner in which they may offer or sell Class A Ordinary Shares, see “Selling Shareholders” and “Plan of Distribution.”

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “PAVS.” On October 8, 2024, the last reported sale price of our Class A Ordinary Shares on the Nasdaq Capital Market was $0.71 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 5 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

 Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2024

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders identified in this prospectus may offer to sell from time to time up to 60,000,000 Class A Ordinary Shares.

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, and the documents incorporated by reference, or to which we have referred you, before making your investment decision. We have not, and the Selling Shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor are the Selling Shareholders seeking an offer to buy, the Class A Ordinary Shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the Class A Ordinary Shares offered hereby or thereby.

Neither the delivery of this prospectus nor any distribution of Class A Ordinary Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since such date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “PAVS,” “Paranovus,” “we,” “us,” “our,” “the Company” or similar words refer to Paranovus Entertainment Technology Ltd., together with our subsidiaries.

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COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context otherwise requires in this prospectus:

●	“2lab3” refer to 2lab3 Inc., a Delaware corporation which is wholly owned by the Company;

●

“China” or the “PRC” refers to the People’s Republic of China, including Hong Kong Special Administrative Region and the Macau Special Administrative Region, unless referencing specific laws and regulations adopted by the PRC and other legal or tax matters only applicable to mainland China, and excluding, for the purposes of this registration statement only, Taiwan; “PRC subsidiaries” and “PRC entities” refer to entities established in accordance with PRC laws and regulations;

●	“Class A Ordinary Shares” refer to the Class A ordinary shares of the Company, par value $0.01 each;

●	“Class B Ordinary Shares” refer to the Class B ordinary shares of the Company, par value $0.01 each;

●	“Fujian Happiness” is to Fujian Happiness Biotech Co., Limited, a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Happiness Fuzhou;

●

“Happiness Hong Kong” refers to Happiness Holding Group Limited (formerly known as Happiness Biology Technology Group Limited), a Hong Kong limited liability company organized under the laws of Hong Kong and a wholly-owned subsidiary of Happiness Development;

●

“Happiness Fuzhou” refers to Happiness (Fuzhou) E-commerce Co., Ltd,, formerly known as Happiness (Nanping) Biotech Co., Limited (“Happiness Nanping”), a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Happiness Hong Kong;

●	“Happy Buy” refers to Happy Buy (Fujian) Internet Technology Co., Limited, a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Happiness Fuzhou;

●

“PAVS”, “Paranovus”, or “the Company” refer to Paranovus Entertainment Technology Ltd. (formerly known as “Happiness Development Group Limited”), an exempted company registered in the Cayman Islands with limited liability;

●	“Paranovus Hong Kong” refers to Paranovus Entertainment Technology Limited, a limited liability company established under the laws of Hong Kong and a wholly owned subsidiary of PAVS;

●	“Paranovus PRC” refers to Hainan Paranovus Entertainment Technology Co., Ltd., a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Paranovus Hong Kong;

●	“RMB” and “Renminbi” refer to the legal currency of China;

●	“Shunchang Happiness” is to Shunchang Happiness Nutraceutical Co., Ltd, a 100% subsidiary of “Fujian Happiness”;

●	“Taochejun,” refers Taochejun (Fujian) Auto Sales Co., Limited., a 51% subsidiary controlled by Happiness Fuzhou;

●	“US$,” “U.S. dollars,” “$” and “dollars” refer to the legal currency of the United States; and

●	“we,” “us,” “our company” and “our” refer to Paranovus Entertainment Technology Ltd. and its consolidated subsidiaries. We conduct operations in China through our PRC subsidiaries.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR BUSINESS

Business Overview

We are a holding company incorporated in Cayman Islands with no material operations of our own. We were formed under the name of “Happiness Biotech Group Limited” on February 9, 2018, under the laws of the Cayman Islands. In October 2022, we changed the name from “Happiness Biotech Group Limited” to “Happiness Development Group Limited”. In March 2023, our registered name was changed to “Paranovus Entertainment Technology Ltd.” Currently, our operation is conducted through our wholly owned subsidiary, 2Lab3, in the U.S. Historically, through our operating subsidiaries in the PRC, we engaged in the (i) nutraceutical and dietary supplements business (divested in August 2023), (ii) e-commerce business (suspended in September 2023), (iii) internet information and advertising business (suspended in September 2023) and (iv) automobile sale business (divested in July 2024).

We have executed a strategic transition to streamline our operations and concentrate on our core competencies in providing AI-powered solutions. In connection with our transition, we consummated an acquisition of 100% of 2lab3 in March 2023, through which, we expanded our business into the AI and entertainment industries.

In addition, we are planning to expand our market reach and technological capabilities by acquiring companies that have an expertise in AI-powered solutions, including AI logistics and delivery services, AI e-commerce services, and AI advertising placements, and companies engaged in the businesses of gas-fired power generation. As of the date of this prospectus, no acquisition targets have been identified.

Recent Development

On May 20, 2024, the Company signed a promissory note purchase agreement with Ms. Minzhu Xu, who is the chairperson of the Board. Ms. Xu is also the sole shareholder of Happy Group Inc., which owns 602,255 Class B ordinary shares of the Company, par value $0.01 each, representing 63.5% of the total voting power of the Company. Pursuant to the purchase agreement, the Company issued an 8% promissory note with principal amount of $750,000 to Ms. Xu on May 20, 2024, the closing date of this transaction. The note will mature in 12 months after its issuance and can be pre-paid in part or in whole by the Company prior to its maturity date. The proceeds from the note offering were used for the general working capital purposes of the Company.

On June 17, 2024, the Company established a subsidiary in China, Hainan Paranovus Entertainment Technology Limited (“Paranovus PRC”), which is wholly owned by Paranovus Hong Kong. As of the date of this prospectus, both Paranovus Hong Kong and Paranovus PRC do not have operating business yet.

On July 5, 2024, the Company has sold 100% equity interests of Happiness Hong Kong to Mr. Yuan Liu, who is not affiliate of the Company or any of its directors or officers, together with Happiness Hong Kong’s direct and indirect subsidiaries of  Happiness (Shunchang) E-commerce Co., Ltd., the operating entity of the Company’s e-commerce and internet information and advertising business, and Taochejun (Fujian) Auto Sales Co., Ltd., the operating entity of the Company’s automobile sales business, in China.

On July 17, 2024, in connection with the Company’s strategic transition to streamline its operations and to concentrate in our core competencies in providing AI-powered solutions, the Company entered into a certain securities purchase agreement with certain non-U.S. investors, pursuant to which the Company agreed to sell up to 60,000,000 Class A Ordinary Shares at a per share purchase price of $0.45. The net proceeds to the Company were $26,900,000. This transaction closed on August 7, 2024. The Company plans to use $1,300,000 from the net proceeds for the development and marketing of SimTwin, a platform that 2lab3 plans to launch in the third quarter of 2024, and for 10,000 Lives, a game developed by Blueline Studios, Inc. pursuant to a software development agreement with the Company dated November 12, 2023. The remaining $25,600,000 will be allocated to be used in possible strategic acquisition with companies that have an expertise in AI-powered solutions, including AI logistics and delivery services, AI e-commerce services, and AI advertising placements, and company engaged in the businesses of gas-fired power generation, and for general corporate purpose.

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Corporate Information

Our registered office is at Harnes Fiduciary (Cayman) Limited, with its offices located at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002M Cayman Islands. Our principal executive offices are located at 250 Park Avenue, 7th Floor, New York, NY 10177. Our telephone number is 516-951-9074. We maintain a website at https://pavs.ai that contains information about our Company, though no information contained on our website is part of this prospectus.

Paranovus is the sole shareholder of Paranovus Entertainment Technology Limited, incorporated in Hong Kong on May 6, 2024 (“Paranovus Hong Kong”), which is the sole shareholder of Hainan Paranovus Entertainment Technology Co., Ltd (“Paranovus PRC”). Paranovus PRC was incorporated on June 17, 2024 under the laws of the People’s Republic of China, as a wholly-owned subsidiary of Paranovus Hong Kong and a wholly foreign-owned entity under the PRC laws. None of Paranovus, Paranovus Hong Kong and Paranovus PRC engages in any active business other than acting as holding companies currently. We conduct our business mainly through 2lab3.

The following diagram illustrates our current corporate structure:

All subsidiaries are 100% wholly owned by the parent, unless otherwise indicated by the percentage on the chart.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on August 1, 2024 (the “2024 Annual Report”),  supplemented and updated by subsequent current reports on Form 6-K that we have filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

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OFFER STATISTICS AND EXPECTED TIMETABLE

The Selling Shareholders may from time to time, offer and sell any or all of their Class A Ordinary Shares covered by this prospectus in one or more offerings. The Class A Ordinary Shares offered under this prospectus may be offered in amounts, at prices, and on terms to be determined at the time of sale. We will keep the registration statement of which this prospectus is a part effective until such time as all of the Ordinary Shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization as of March 31, 2024.

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of 60,000,000 Class A Ordinary Shares on August 7, 2024 for net proceeds of $26,900,000

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

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	As of March 31, 2024
SHAREHOLDERS’ EQUITY	Actual	As Adjusted
Class A Ordinary shares, $0.01 par value, 350,000,000 shares authorized, 6,724,675 shares issued and outstanding; as adjusted 66,724,675 Class A Ordinary shares issued and outstanding	$67,177	$667,177
Class B Ordinary shares, $0.01 par value, 100,000,000 shares authorized, 612,255 shares issued and outstanding; as adjusted	6,123	6,123
Preferred shares, $0.01 par value,500,000 shares authorized, 0 shares issued and outstanding, as adjusted	-	-
Additional paid-in capital	64,918,726	91,218,726
Statutory reserve	-	-
Accumulated deficit	(61,957,019)	(61,957,019)
Accumulated other comprehensive income (loss)	2,545,619	2,545,619
Total Paranovus Entertainment Technology Ltd.’s shareholders’ equity	5,580,626	32,480,626
Total Indebtedness	2,560,381	2,560,381
Total Capitalization	$5,580,626	$32,480,626

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of our Class A Ordinary Shares by the Selling Shareholders. We have agreed to pay all expenses relating to registering the Class A Ordinary Shares covered by this prospectus. The Selling Shareholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the Class A Ordinary Shares covered hereby.

DESCRIPTION OF SHARE CAPITAL

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Memorandum and Articles of Association (“M&A”) and by the applicable provisions of Cayman Islands law.

Our authorized capital share consists of 350,000,000 Class A Ordinary Shares of $0.01 par value each and 100,000,000 Class B Ordinary Shares with a par value of $0.01 each, and 50,000,000 preferred shares with a par value of US $0.01 each.

As of the date of this prospectus, there were 66,724,675 Class A Ordinary Shares and 612,255 Class B Ordinary Shares issued and outstanding and no preferred shares outstanding.

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our M&A, which have been filed previously with the SEC, and applicable provisions of Cayman Islands law.

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Ordinary Shares

As of the date of this prospectus, there were 66,724,675 Class A Ordinary Shares and 612,255 Class B Ordinary Shares issued and outstanding.

The holders of our Ordinary Shares are entitled to dividends out of funds legally available when and as declared by our board of directors (the “Board”). In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors.

On July 31, 2020, our Board declared a special cash dividend of $0.015 per Ordinary Shares, payable to our shareholders of record as of August 10, 2020. The dividend, equal to $375,000 in the aggregate, was paid on August 17, 2020. Except for the aforementioned, the Company has not made any dividend distribution to its shareholders, and the Company’s subsidiaries did not make any dividend or distribution to the Company.

While any future dividends will be determined by our directors after consideration of the earnings, financial condition, and other relevant factors, it is currently expected that available cash resources will be utilized in connection with our ongoing operations.

Each outstanding Ordinary Share entitles the holder thereof to one vote per share on all matters. Our M&A provide that elections for directors shall be by a plurality of votes. Subject to any special rights or restrictions as to voting attached to any shares, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. All votes at meetings of members shall be by way of poll. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Transfer of Ordinary Shares

Subject to the M&A, any member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the NASDAQ or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time. Our board of directors may, in its absolute discretion, and without assigning any reason, refuse to register any transfer of any ordinary share which is not fully paid up or upon which our company has a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) a fee of such maximum sum as the NASDAQ may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Law or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and (d) if applicable, the instrument of transfer is duly and properly stamped.

If our directors refuse to register a transfer they shall, within one months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on fourteen (14) days’ notice being given by advertisement in an appointed newspaper or any other newspapers or by any other means in accordance with the requirements of the NASDAQ to that effect, be suspended at such times and for such periods (not exceeding in the whole thirty (30) calendar days in any year) as our directors may determine.

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Winding-Up/Liquidation

If we are wound up, the shareholders may, subject to the M&A and any other sanction required by the Companies Act (As revised) of the Cayman Islands (“Cayman Companies Law”), pass a special resolution voluntarily winding up the company. Upon being appointed, a liquidator may do either or both of the following with the authority of a special resolution:

(a) divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b) vest the whole or any part of the assets in trustees for the benefit of shareholders as the liquidator thinks fit.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Inspection of Books and Records

The accounting records shall be kept at the office or, at such other place or places as the board decides and shall always be open to inspection by the directors. No member, non-director, shall have any right of inspecting any accounting record or book or document of the company except as conferred by the law or authorized by the board or the members in general meeting.

Issuance of Additional Shares

Our M&A authorize our board of directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Our M&A also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, subject to compliance with the variation of rights of shares provision in the M&A, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our Board of Directors may, issue preferred shares without action by our shareholders to the extent there are authorized but unissued shares available.

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General Meetings of Shareholders and Shareholder Proposals

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Law to call shareholders’ annual general meetings; however, our articles provide that the Company shall hold a general meeting as an annual general meeting in each year other than the year in which the Articles are adopted. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. Upon the written request of shareholders holding 20% or more of the issued share capital of the Company carrying the right to vote in respect of the matter for which the meeting is requisitioned, any one or more of the directors shall forthwith proceed to convene a meeting of shareholders. The written request of shareholders to requisition a meeting must state the objects of the meeting and must be signed by the shareholders requisitioning the meeting. The written request must be lodged at the principal place of business of the Company (with a copy to the registered office) and may be delivered in counterpart. If our board of directors do not within 21 calendar days, proceed to convene a meeting of shareholders within a further 21 days, the requisitionists, or any of them together holding at least half of the total voting rights of all of them may convene the general meeting but any meeting so convened shall not be held after the expiration of three months after the expiration of the second 21 calendar days.

At least ten (10) clear days’ notice of a meeting shall be given to shareholders entitled to attend and vote at such meeting where such meeting is convened by the directors.

Subject to the Cayman Companies Law, a general meeting may be convened on shorter notice, if

(a)	In the case of an annual general meeting, by all the members entitled to attend and vote thereat; and

(b)

In the case of any other meeting, by a majority in number of the members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent (95%) in nominal value of the issued shares giving that right.

The presence of one or more shareholders entitled to vote, whether in person or represented by proxy or (if a corporation) by its duly appointed representative representing not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting, shall constitute a quorum at a general meeting.

If, within 30 minutes (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) from the time appointed for the meeting a quorum is not present, the meeting, shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as is determined by the directors and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the meeting shall be dissolved.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for fourteen days or more, at least seven (7) clear days’ notice of the adjourned meeting shall be given specifying the time and place of the adjourned meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting.

At any general meeting a resolution put to the vote of the meeting shall be decided by poll by the affirmative vote of the majority of issued shares held by persons present in person or by proxy at the meeting entitled to vote and each shareholder shall be entitled to one vote in respect of each fully paid share held. A declaration by the chairman that a resolution has been carried, or carried unanimously, or by a particular majority, or not carried by a particular majority, or lost, and an entry to that effect made in the minute book of the Company, shall be conclusive evidence of the facts without proof of the number or proportion of the votes recorded for or against the resolution.

In the case of an equality of votes, on a poll, the chairman of the meeting at shall be entitled to a second or casting vote in addition to any other votes he may have.

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Register of Members

Under Cayman Companies Law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Companies Law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s M&A may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A require us to indemnify our officers and directors for actions, costs, charges, losses, damages, and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty or fraud of such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Preferred Shares

Our M&A also authorizes our Board to establish from time to time one or more series of preferred shares and to determine, subject to compliance with the variation of rights of shares provision in the M&A, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our Board may, issue preferred shares without action by our shareholders to the extent there are authorized but unissued shares available.

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You should refer to the prospectus supplement relating to the series of preferred shares being offered for the specific terms of that series, including:

●	title of the series and the number of shares in the series;

●	the price at which the preferred shares will be offered;

●

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred shares being offered will cumulate;

●	the voting rights, if any, of the holders of preferred shares being offered;

●

the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred shares being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

●	the liquidation preference per share;

●

the terms and conditions, if applicable, upon which the preferred shares being offered will be convertible into our Ordinary Shares, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

●

the terms and conditions, if applicable, upon which the preferred shares being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

●	any listing of the preferred shares being offered on any securities exchange;

●	a discussion of any material federal income tax considerations applicable to the preferred shares being offered;

●	any preemptive rights;

●	the relative ranking and preferences of the preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

●

any limitations on the issuance of any class or series of preferred shares ranking senior or equal to the series of preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the preferred shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Any preferred share terms selected by the Board could decrease the amount of earnings and assets available for distribution to holders of our Ordinary Shares or adversely affect the rights and power, including voting rights, of the holders of our Ordinary Shares without any further vote or action by the stockholders. The rights of holders of our Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by us in the future. The issuance of preferred shares could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

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SELLING SHAREHOLDERS

This prospectus covers the resale of all of the Class A Ordinary Shares as specified in the table below. We will not receive any of the proceeds from the sale of Class A Ordinary Shares by the Selling Shareholders. Except for the ownership of the Class A Ordinary Shares, the Selling Shareholder have not had any material relationship with us within the past three years.

The following table sets forth (a) the name and position or positions with the Company of each Selling Shareholder; (b) the number of Class A Ordinary Shares held by each Selling Shareholder as of the date of this prospectus; (c) the number of Class A Ordinary Shares that each Selling Shareholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Shareholder has a present intention to do so; and (d) the number of Class A Ordinary Shares to be beneficially owned by each Selling Shareholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Class A Ordinary Shares by such Selling Shareholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

	Shares Owned Prior to Resale(1)		Number of Shares Offered for	Shares Beneficially Owned after Resale(1)
Selling Shareholders	Number	Percent	Resale	Number	Percent
Sincere Talent Investment Limited (2)	4,800,000	7.19%	4,800,000	—	—
Tiny Serendipity Company Limited (3)	4,750,000	7.12%	4,750,000	—	—
Yosmite Unanimous Investment Limited (4)	4,500,000	6.74%	4,500,000	—	—
Rock Jasper Investment Company Limited (5)	5,050,000	7.57%	5,050,000	—	—
Fortune Universe Company Limited (6)	5,300,000	7.94%	5,300,000	—	—
Wonder Galaxy Investment Limited (7)	5,900,000	8.84%	5,900,000	—	—
Vanity Glow Management Limited (8)	5,600,000	8.39%	5,600,000	—	—
Joyful Bright Management Limited (9)	6,100,000	9.14%	6,100,000	—	—
Minotaur Hk Limited (10)	4,700,000	7.04%	4,700,000	—	—
Beta Vortex Limited (11)	4,600,000	6.89%	4,600,000	—	—
Blackbull Mvm Limited (12)	4,300,000	6.44%	4,300,000	—	—
Tender Grass International Limited (13)	4,400,000	6.59%	4,400,000

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(1)

Percentage is computed with reference to 66,724,675 Class A Ordinary Shares issued and outstanding as of October 7, 2024 and assumes for each Selling Shareholder the sale of all shares offered by that particular Selling Shareholder under this prospectus.

(2)

Sincere Talent Investment Limited is incorporated in Hong Kong, China and is wholly owned by Yu Sun, an individual shareholder and the sole director of Sincere Talent Investment Limited who has the power to direct the voting and dispositive decisions of Sincere Talent Investment Limited. Sincere Talent Investment Limited’s business address is 1105 Stag Building, 148 Queen’s Road Central, Central, Hong Kong.

(3)

Tiny Serendipity Company Limited is incorporated in Hong Kong, China and is wholly owned by Xuwei He, an individual shareholder and the sole director of Tiny Serendipity Company Limited who has the power to direct the voting and dispositive decisions of Tiny Serendipity Company Limited. Tiny Serendipity Company Limited’s business address is Room 403, No. 27, Shiyong Xixia Road, Wanqingsha Town, Nansha District, Guangzhou City, Guangdong Province, China.

(4)

Yosmite Unanimous Investment Limited is incorporated in Hong Kong, China and is wholly owned by Fang He, an individual shareholder and the sole director of Yosmite Unanimous Investment Limited who has the power to direct the voting and dispositive decisions of Yosmite Unanimous Investment Limited. Yosmite Unanimous Investment Limited’s business address is No.5, Floor 23, Building A2, Nanwai Chinese Garden, Dachuan District, Dazhou City, Sichuan Province, China.

(5)

Rock Jasper Investment Company Limited is incorporated in Hong Kong, China and is wholly owned by Guisheng Zhang, an individual shareholder and the sole director of Rock Jasper Investment Company Limited who has the power to direct the voting and dispositive decisions of Rock Jasper Investment Company Limited. Rock Jasper Investment Company Limited’s business address is Room 504, Gate 10, Xinyili, Heping District, Tianjin, China.

(6)

Fortune Universe Company Limited is incorporated in Hong Kong, China and is wholly owned by Xiaojiao He, an individual shareholder and the sole director of Fortune Universe Company Limited who has the power to direct the voting and dispositive decisions of Fortune Universe Company Limited. Fortune Universe Company Limited’s business address is Room 904, Building 1, Heda Yulong Mansion, No.23, Xingcheng Road, Zengfu Street, Beihu District, Chenzhou City, Hunan Province, China.

(7)

Wonder Galaxy Investment Limited is incorporated in Hong Kong, China and is wholly owned by Shuying Song, an individual shareholder and the sole director of Wonder Galaxy Investment Limited who has the power to direct the voting and dispositive decisions of Wonder Galaxy Investment Limited. Wonder Galaxy Investment Limited’s business address is Room 403, Gate 4, Building 6, Hengjiangli, Baoshan Road, Nankai District, Tianjin, China.

(8)

Vanity Glow Management Limited is incorporated in Hong Kong, China and is wholly owned by Fan Li, an individual shareholder and the sole director of Vanity Glow Management Limited who has the power to direct the voting and dispositive decisions of Vanity Glow Management Limited. Vanity Glow Management Limited’s business address is Room 505, No. 107, Anshan Road, Heping District, Tianjin, China.

(9)

Joyful Bright Management Limited is incorporated in Hong Kong, China and is wholly owned by Xin Li, an individual shareholder and the sole director of Joyful Bright Management Limited who has the power to direct the voting and dispositive decisions of Joyful Bright Management Limited. Joyful Bright Management Limited’s business address is Room 1805, Building A12, Tiancheng Galaxy Park, Seoul, Yanjiao, Sanhe City, Langfang, Hebei Province, China.

(10)

Minotaur HK Limited is incorporated in Hong Kong, China and is wholly owned by Wenting Chang, an individual shareholder and the sole director of Minotaur HK Limited who has the power to direct the voting and dispositive decisions of Minotaur HK Limited. Minotaur HK Limited’s business address is Room 201,2/F., Pak Hovan Commercial Building,No.18 Hillwood Road, Tsim Sha Tsui, Hong Kong.

(11)

Beta Vortex Limited is incorporated in Hong Kong, China and is wholly owned by Xin Zhong, an individual shareholder and the sole director of Beta Vortex Limited who has the power to direct the voting and dispositive decisions of Beta Vortex Limited. Beta Vortex Limited’s business address is Flat/Rm A 12/F Zj 300, 300 Lockhart Road, Wan Chai, Hong Kong.

(12)

Blackbull MVM Limited is incorporated in Hong Kong, China and is wholly owned by Wenting Chang, an individual shareholder and the sole director of Blackbull MVM Limited who has the power to direct the voting and dispositive decisions of Blackbull MVM Limited. Blackbull MVM Limited’s business address is Room 912a,9/F., Witty Commercial Building, 1a-1l Tung Choi Street, Mongkok, Kowloon, Hong Kong.

(13)

Tender Grass International Limited is incorporated in Hong Kong, China and is wholly owned by Runfeng Zuo, an individual shareholder and the sole director of Tender Grass International Limited who has the power to direct the voting and dispositive decisions of Tender Grass International Limited. Tender Grass International Limited’s business address is Unit 135, 1/F., 143 Wai Yip Street, Kwun Tong, Hong Kong.

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The Company may supplement this prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Shareholders or any new Selling Shareholders, the number of securities offered for resale and the position, office, or other material relationship which a Selling Shareholder has had within the past three years with the Company or any of its predecessors or affiliates.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Shareholders” means and includes:

●	the persons identified in the table above as the Selling Shareholders; and

●

any of the donees, pledgees, distributees, transferees, or other successors in interest of those persons referenced above who may: (a) receive any of the Ordinary Shares offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The Class A Ordinary Shares offered by this prospectus may be sold from time to time directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer such shares through underwriters, brokers, dealers, agents, or other intermediaries. The Selling Shareholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Class A Ordinary Shares offered hereby. The distribution of the Class A Ordinary Shares by the Selling Shareholders may be effected: in one or more transactions that may take place on the Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Shareholders, or through market makers, dealers, or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of our Ordinary Shares.

The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of our Class A Ordinary Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of our Ordinary Shares. The broker-dealer may then resell or otherwise transfer such Ordinary Shares pursuant to this prospectus.

The Selling Shareholders may also lend or pledge our Class A Ordinary Shares to a broker-dealer. The broker-dealer may sell the Ordinary Shares so lent, or upon a default the broker-dealer may sell the pledged Ordinary Shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

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The Selling Shareholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Class A Ordinary Shares by the Selling Shareholders.

Although the Class A Ordinary Shares covered by this prospectus are not currently being underwritten, the Selling Shareholders or their underwriters, brokers, dealers, or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of the Class A Ordinary Shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Ordinary Shares offered hereby may not simultaneously engage in market making activities with respect to the Class A Ordinary Shares for a period of up to five days preceding such distribution. The Selling Shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Shareholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Class A Ordinary Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Ordinary Shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses, and fees in connection with the registration of the Class A Ordinary Shares offered hereby. The Class A Selling Shareholders, however, will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the Class A Ordinary Shares offered pursuant to this prospectus.

There can be no assurance that the Selling Shareholders will sell any or all of the securities offered by them hereby.

 Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Vstock Transfer LLC, located at Woodmere, NY, Utah. Their mailing address 18 Lafayette Place, Woodmere, NY 11598. Their phone number is (212) 828-8436.

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NASDAQ CAPITAL MARKET LISTING

Our Class A Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “PAVS.”

 TAXATION

Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this prospectus are set forth in “Item 10. Additional Information—E. Taxation” in the the 2024 Annual Report, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee		$7,235.35
Legal fees and expenses		$100,000
Accounting fees and expenses	$
Printing and postage expenses	$
Miscellaneous expenses	$
Total		$107,235.35

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation of Documents by Reference” below.

MATERIAL CHANGES

Except as otherwise described in the 2024 Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since August 1, 2024.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Hunter Taubman Fischer & Li LLC to the extent governed by the laws of the State of New York, and by Campbells LLP to the extent governed by the laws of the Cayman Islands. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements incorporated by reference in this prospectus for the year ended March 31, 2024 and 2023 have been audited by Enrome LLP, an independent registered public accounting firm, as set forth in its report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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The financial statements incorporated by reference in this prospectus for the year ended March 31, 2022 have been audited by TPS Thayer, LLC, an independent registered public accounting firm, as set forth in its report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FINANCIAL INFORMATION

The financial statements for the fiscal years ended March 31, 2024, 2023 and 2022 are included in our Annual Report on Form 20-F for the year ended March 31, 2024, filed on August 1, 2024, which are incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2024, filed with the SEC on August 1, 2024;

(2)	the Company’s Current Reports on Form 6-K, filed with the SEC on August 8, 2024, August 13, 2024, and October 3, 2024; and

(3)

the description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-39098) filed with the Commission on October 22, 2019, including any amendment and report subsequently filed for the purpose of updating that description.

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All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at 250 Park Avenue, 7th Floor, New York, NY 10177, Attention: Xiaoyue Zhang, 516-951-9074.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at https://pavs.ai/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our chairwoman, Ms. Minzhu Xu, is the resident of a jurisdiction outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States upon our chairwoman, or to enforce against our chairman judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

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According to our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States or Hong Kong courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

As of the date hereof, no treaty or other form of reciprocity exists between the Cayman Islands and Hong Kong governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or Hong Kong, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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PARANOVUS ENTERTAINMENT TECHNOLOGY LTD.

60,000,000 Class A Ordinary Shares by Selling Shareholders

PROSPECTUS

October 9, 2024